EXHIBIT 4.4

THIRD AMENDMENT

to the

PREFERRED STOCK RIGHTS AGREEMENT

between

AVANEX CORPORATION

and

EQUISERVE TRUST COMPANY, N.A.

This Third Amendment (the “Third Amendment”) to the Preferred Stock Rights Agreement is made and entered into as of May 16, 2005 between AVANEX CORPORATION, a Delaware corporation (the “Company”), and EQUISERVE TRUST COMPANY, N.A., a national banking association, as Rights Agent (the “Rights Agent”).

R E C I T A L S

WHEREAS, the Company and the Rights Agent entered into the Preferred Stock Rights Agreement dated as of July 26, 2001, as amended as of March 18, 2002 and May 12, 2003 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, the Company and certain Investors of the Company (as defined below) intend to enter into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, the Company will issue to the Investors Senior secured convertible notes convertible into the Common Stock of the Company and warrants to purchase Common Stock of the Company (the issuance of such notes and warrants, and the issuance of Common Stock of the Company upon conversion of such notes and exercise of such warrants, are referred to hereafter as the “Securities Issuances”);

WHEREAS, on May 12, 2005, the Board of Directors of the Company resolved to amend the Rights Agreement, among other things, to render the Rights inapplicable to the Securities Issuances and the other transactions contemplated by the Purchase Agreement; and

WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Third Amendment and directing the Rights Agent to enter into this Third Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized, undefined terms used in this Third Amendment shall have the meanings assigned thereto in the Rights Agreement.

2. Amendments.

(a) Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of the investors of the Company listed on Exhibit D attached hereto (the “Investors”), nor any of their Affiliates or Associates, shall be deemed to be an Acquiring Person solely by reason of (i) the approval, execution or delivery of, or the consummation of the transactions contemplated by, (A) the Securities Purchase Agreement dated as of May 16, 2005, by and among the Company and the Investors, including any amendment or supplement thereto (the “Purchase Agreement”), or (B) the Transaction Documents (as defined in the Purchase Agreement); or (ii) the announcement or consummation of the Purchase Agreement or the Transaction Documents or the announcement or issuance of the Securities (as defined in the Purchase Agreement).”

(b) Section 21 of the Rights Agreement is hereby amended by adding the following new sentence after the current first sentence of Section 21:

“In the event that the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any notice required by the preceding sentence will be sent by the Company.”

(c) The Rights Agreement is hereby amended by adding a new Section 35 as follows:

“35. Force Majeure.

Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

3. Effective Date. This Third Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of this Third Amendment by the Company and authorization by the Board of Directors of the Company approving the Third Amendment, and (b) the execution and delivery of this Third Amendment by the Rights Agent.

4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

5. Governing Law. This Third Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

6. Counterparts. This Third Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

7. Fax Transmission. A facsimile, telecopy or other reproduction of this Third Amendment may be executed by one or more parties hereto, and an executed copy of this Third Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Third Amendment as well as any facsimile, telecopy or other reproduction thereof.

8. Certification. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held May 12, 2005, hereby certifies to the Rights Agent that this amendment is in compliance with Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Third Amendment to be duly executed as of the day first above written.

AVANEX CORPORATION

By:	/s/ W. BRIAN KINARD
Name:	W. Brian Kinard
Title:	Vice President, General Counsel

EQUISERVE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ KATHERINE ANDERSON
Name:	Katherine Anderson
Title:	Managing Director–Client Administration

EXHIBIT D

Investors

Steelhead Investments Ltd.

Kings Road Investments Ltd.

Gryphon Master Fund, L.P.

GSSF Master Fund, LP

Castlerigg Master Investments Ltd.